Exhibit 10.68

RYMAN HOSPITALITY PROPERTIES, INC.

2013 PERFORMANCE-BASED RESTRICTED STOCK UNIT

AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made and entered into as of the 14th day of February, 2013 (the “Grant Date”), between Ryman Hospitality Properties, Inc., a Delaware corporation, (the “Company”), and            (the “Grantee”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Ryman Hospitality Properties, Inc. 2006 Amended and Restated Omnibus Incentive Plan (the “Plan”).

WHEREAS, the Company has adopted the Plan, which permits the issuance of restricted stock units of the Company (the “Restricted Stock Units”); and

WHEREAS, pursuant to the Plan, the Committee has granted an award of Restricted Stock Units to the Grantee as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Grant of Restricted Stock Units.

(a) The Company hereby grants to the Grantee an award (the “Award”) of        Restricted Stock Units on the terms and conditions set forth in this Agreement and the Plan. A bookkeeping account will be maintained by the Company to keep track of the Restricted Stock Units and any dividend equivalent rights that may accrue as provided in Section 4.

(b) The Grantee’s rights with respect to the Award shall remain forfeitable in accordance with the terms set forth herein at all times prior to the dates on which the Restricted Stock Units granted hereunder may vest pursuant to Section 2 or Section 12 hereof. This Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Grantee other than by will or the laws of descent and distribution or as otherwise permitted by the Plan.

2. Vesting of the Award.

(a) Up to one hundred fifty percent (150%) of the Restricted Stock Units granted hereby may vest on the third anniversary of the Grant Date (the “Vested Date”), based on and to the extent of the satisfaction of the performance targets as more fully described on Exhibit A and otherwise subject to the limitations set forth therein. Any Restricted Stock Units that do not vest pursuant to the preceding sentence shall be cancelled immediately as of the Vested Date.

(b) Except as otherwise determined by the Committee at or after the grant of the Award hereunder, in the event that the Grantee’s employment with the Company and its Subsidiaries and Affiliates is terminated (other than by reason of death, Disability or approved retirement) prior to the Vested Date and prior to the occurrence of a Change in Control, the Grantee shall forfeit the Restricted Stock Units (including Dividend Equivalent Units and other dividend equivalent rights related thereto) granted hereby, and all of the Grantee’s rights with respect thereto shall cease.

(c) If the Grantee’s employment with the Company and its Subsidiaries and Affiliates is terminated because of death, Disability or approved retirement prior to the Vested Date and prior to the occurrence of a Change in Control, then Grantee shall be entitled to a pro rata vesting of the Restricted Stock Units granted hereby at the Vested Date (or any other earlier vesting date as a result of a Change in Control) (the proration of the Award that would have been earned had the Grantee remained employed through the Vested Date or the Change in Control will be based on the Grantee’s active service during the three-year period ending on the Vested Date in relation to the length of the such total three-year period). In the event of a Change in Control prior to or on the Vested Date, such prorated number of Restricted Stock Units will be paid as set forth in Section 12 hereof. Otherwise, such prorated number of Restricted Stock Units, as adjusted based on the extent to which the performance targets set forth on Exhibit A have been satisfied, shall be paid at the time such Award would have been settled if the Grantee had remain employed until the Vested Date,

3. Payment of Vested Restricted Stock Units. Grantee shall be entitled to receive one Share for each Restricted Stock Unit that has vested pursuant to Section 2 or Section 12 hereof, as applicable. Subject to the provisions of the Plan and Section 8(a) hereof, such payment shall be made through the issuance to the Grantee, as promptly as practicable thereafter (or to the executors or administrators of Grantee’s estate, as promptly as practicable after the Company’s receipt of notification of Grantee’s death, as the case may be), of a number of Shares equal to the number of such Restricted Stock Units that have vested.

4. Dividend Equivalent Rights. Grantee shall receive dividend equivalent rights in respect of the Restricted Stock Units covered by this Agreement at the time of any payment of dividends to stockholders on Shares. At the Company’s option, such Restricted Stock Units will be credited with either (a) additional Restricted Stock Units (the “Dividend Equivalent Units”) for cash dividends paid on Shares in an amount determined by (i) multiplying the cash dividend paid per Share by the number of Restricted Stock Units (and, if so determined by the Committee in its discretion, previously credited Dividend Equivalent Units) outstanding and unpaid, and (ii) dividing the product determined above by the Fair Market Value (determined pursuant to the Plan or pursuant to the Committee in its sole discretion) of a Share, in each case, on the dividend record date, or (b) a cash amount equal to the amount that would be payable to the Grantee as a stockholder in respect of a number of Shares equal to the number of Restricted Stock Units (and, if so determined by the Committee in its discretion, previously credited Dividend Equivalent Units) outstanding and unpaid as of the dividend record date. The Restricted Stock Units will be credited with Dividend Equivalent Units for stock dividends paid on Shares by multiplying the stock dividend paid per Share by the number of Restricted Stock Units (and, if so determined by the Committee in its discretion, previously credited Dividend Equivalent Units) outstanding and unpaid on the dividend record date. Each Dividend Equivalent Unit has a value equal to one Share, and fractional Dividend Equivalent Units will be rounded down to the nearest whole Share and cash dividend equivalent rights will be rounded down to the nearest one cent (or such other convention as may be determined by the Committee in its sole discretion). Each Dividend Equivalent Unit or cash dividend equivalent right will vest and be settled or payable at the same time as, and the extent of the vesting of, the Restricted Stock Units to which such Dividend Equivalent Unit or cash dividend equivalent right relates.

5. Rights as a Stockholder. Except as provided above, the Grantee shall not have voting or any other rights as a stockholder of the Company with respect to Restricted Stock Units. Grantee will obtain full voting and other rights as a stockholder of the Company upon the settlement of Restricted Stock Units in Shares.

6. Adjustments. The Committee shall make appropriate adjustments in the terms and conditions of, and the criteria included in, this Award in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. Upon the occurrence of any of the events described in Section 4.2 of the Plan, the Committee shall make the adjustments described in this Section 6. Any such adjustments shall be made in a manner that is consistent with the effect of such event on the Company or financial statements of the Company and shall be made in a manner that does not result in a discretionary increase in the amounts payable under the Award.

7. Amendment to Award. Subject to the restrictions contained in the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate the Award, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would adversely affect the rights of the Grantee or any holder or beneficiary of the Award shall not to that extent be effective without the consent of the Grantee, holder or beneficiary affected.

8. Taxes; Section 409A.

(a) Upon the delivery of shares pursuant to Section 3 hereof, the Grantee shall remit to the Company the minimum amount necessary to satisfy Federal, state, local or foreign withholding tax requirements, if any (“Withholding Taxes”) as a condition to the Company’s issuance of any Shares. The payment shall be in cash, unless otherwise provided by the Company to allow (i) the delivery of Shares, (ii) a reduction in the number of Shares otherwise deliverable upon vesting or other amounts otherwise payable to the Grantee pursuant to this Agreement, or (iii) a combination of (i) and/or (ii). The value of any Shares delivered or withheld as payment in respect of withholding tax requirements shall be determined by reference to the Fair Market Value of such Shares as of the date of such withholding or delivery. In the event that Withholding Taxes are satisfied by withholding a portion of the Shares otherwise deliverable upon vesting to the Grantee pursuant to this Agreement, the Company shall not withhold any Shares in excess of the minimum number of Shares necessary to satisfy the applicable Withholding Taxes.

(b) Notwithstanding anything herein to the contrary, to the maximum extent permitted by applicable law, the settlement of the Restricted Stock Units (including any dividend equivalent rights) to be made to the Grantee pursuant to this Agreement is intended to qualify as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Regulations and this Agreement shall be interpreted consistently therewith. However, under certain circumstances, including where Grantee has elected to defer settlement of this Award, settlement of the Restricted Stock Units or any dividend equivalent rights may not so qualify, and in that case, the Committee shall administer the grant and settlement of such Restricted Stock Units and any dividend equivalent rights in strict compliance with Section 409A of the Code, including but not limited to delaying, if required, the issuance of Shares contemplated hereunder. Each payment of Restricted Stock Units (and related dividend equivalent rights) constitutes a “separate payment” for purposes of Section 409A of the Code.

9. No Right to Continued Employment. Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Grantee any right to continued employment by the Company or any of its Subsidiaries or Affiliates, nor shall this Agreement or the Plan interfere in any way with the right of the Company or any of its Subsidiaries or Affiliates to terminate the Grantee’s employment at any time for any reason whatsoever, whether or not with cause.

10. Plan Governs. The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The terms of this Agreement are governed by the terms of the Plan, and in the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.

11. Severability. If any provision of this Agreement is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or the Award, or would disqualify the Plan or Award under any laws deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and Award shall remain in full force and effect.

12. Notices. All notices required to be given under this Grant shall be deemed to be received if delivered or mailed as provided for herein, to the parties at the following addresses, or to such other address as either party may provide in writing from time to time.

To the Company:	Ryman Hospitality Properties, Inc.
One Gaylord Drive
Nashville, Tennessee 37214
Attn: General Counsel

To the Grantee:	The address then maintained with respect to the Grantee in the Company’s records.

13. Governing Law. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles.

14. Successors in Interest; Change in Control. This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors. Assuming that Grantee remains employed by the Company or any Subsidiary or Affiliate thereof (or has terminated such employment as a result of the Grantee’s approved retirement or his or her death or disability) at the time of any Change in Control (as defined in the Plan) occurring prior to or on the Vested Date, upon a Change in Control, the Award shall vest (subject to any applicable proration pursuant to Section 2(c) above in the event of any termination of employment as a result of the Grantee’s approved retirement or his or her death or disability prior to the occurrence of the Change in Control) at the Target Amount (as defined in Exhibit A hereto), become immediately payable and all restrictions shall be lifted. Notwithstanding the foregoing, if a Change in Control is anticipated to occur, then immediately prior to such Change in Control, the Committee may review the Company’s performance and the performance criteria for any competed and/or in process one-year performance periods, as determined by the Committee in its discretion (the “Elapsed Period”) to determine whether in its reasonable belief the Award (or portion thereof) for such Elapsed Period would have vested and the Committee may vest such Restricted Stock Units (and cause the remainder to be forfeited) effective upon the Change of Control on the basis that the performance criteria have been met and determine that such Award (or portion thereof) has vested based upon the Company’s performance for such Elapsed Period (subject to any applicable proration pursuant to Section 2(c) above in the event of any termination of employment as a result of the Grantee’s approved retirement or his or her death or disability prior to the occurrence of the Change of Control).

15. Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Restricted Stock Unit Award Agreement to be duly executed effective as of the day and year first above written.

RYMAN HOSPITALITY PROPERTIES, INC.

By:
Scott J. Lynn, SVP & General Counsel

GRANTEE:

Print Name

Signature

EXHIBIT A

For purposes of this Award, performance will be measured in terms of the Company’s Total Shareholder Return (“TSR”) performance over the 3-year award cycle using the Company’s TSR for the three-year period. The amount of the Award earned by the participant is determined by comparing the Company’s TSR performance during the performance period (January 1, 2013 – December 31, 2015) relative to the median of the TSR performance of the following two peer groups, weighted equally: (1) 16 companies within the FTSE NAREIT Lodging Resorts Index selected by the Committee in its sole discretion; and (2) a custom group of high-performing hospitality and non-hospitality peer companies selected by the Committee in its sole discretion (collectively, the “Peer Groups”). Notwithstanding the foregoing, the Committee also retains the discretion to re-evaluate the Peer Groups for each fiscal year to take into account changes to the composition of the Peer Groups (i.e., mergers or delistings) or any other factors which the Committee in its sole discretion may determine or to re-evaluate the weighting assigned to either of the Peer Groups described above. The Award will vest as follows:

•	One hundred fifty percent (150%) of the Award (the “Stretch Amount”) will vest if the Company’s TSR performance is 15 percentage points or more above the median TSR performance of the Peer Groups.

•	One hundred percent (100%) of the Award (the “Target Amount”) will vest if the Company’s TSR performance is equal to the median TSR performance of the Peer Groups.

•	Fifty percent (50%) of the Award (the “Threshold Amount”) will vest if the Company’s TSR performance is 15 percentage points below the median TSR performance of the Peer Groups.

•	No portion of the Award will vest if the Company’s TSR performance is more than 15 percentage points below the median TSR performance of the Peer Groups.

If the performance achieved falls in between the established goal levels, the percentage of the Award earned by the participant will be determined on a directly proportional basis using straight-line interpolation and rounding to the nearest full share. In the event that the Company’s TSR is negative, on an absolute basis, the Committee may, in its discretion, reduce by 25% the number of Awards ultimately vesting (the “Contingent Negative Modifier”). In no event will the final value of the Award exceed 500% of the Fair Market Value of the Company’s shares on the Grant Date. Notwithstanding any of the foregoing, the Committee retains the discretion to establish new goals and weights at the beginning of each fiscal year during the performance period. As used above, the term “Total Shareholder Return” or “TSR” is calculated by measuring the cumulative performance of a company’s stock price (taking into account any dividends paid) over the three-year performance period (January 1, 2013 – December 31, 2015). The Committee may establish standards for calculation of the components of TSR (e.g., the method of computation of beginning and ending prices, etc.) in its sole discretion.

A-1